UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2007
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Concord Plaza Drive		78216-6999
San Antonio, Texas		(Zip Code)
(Address of principal executive offices)

(210) 828-8484
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On May 29, 2007, Tesoro Corporation (the “Company”) issued and sold $500,000,000 in aggregate principal amount of 6 1/2% Senior Notes due 2017 (the “Notes”) to Lehman Brothers Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Greenwich Capital Markets, Inc. The Company used the proceeds of the offering, together with cash on hand, to repay borrowings under its $700 million 364-day term loan (the “Term Loan”).
The Term Loan was used to finance, in part, the acquisition of certain assets from Shell Oil Products US. The Company entered into the Term Loan due May 2008 with Lehman Brothers Inc. and J.P. Morgan Securities Inc., as joint lead arrangers, JP Morgan Chase Bank, National Association as syndication agent, and Lehman Commercial Paper Inc. as administrative agent on May 11, 2007. Borrowings bore interest at a eurodollar rate (5.32% at May 14, 2007), plus an applicable margin of 1.25%. Had the Term Loan remained outstanding, the margin would have increased in increments of 0.25% after 90 days and 135 days from closing and an additional 0.50% after 180 days. The Term Loan contained covenants and conditions that, among other things, and subject to certain agreed exceptions, limited the Company’s ability to pay cash dividends, incur indebtedness, create liens and make investments. The Company was also required to maintain a maximum leverage ratio and a minimum interest coverage ratio. The Term Loan allowed for optional prepayment anytime at par and was terminated upon repayment on May 29, 2007.
The Notes were issued at an issue price of 100%. Interest on the Notes is payable on June 1 and December 1 of each year, beginning December 1, 2007. The Notes will mature on June 1, 2017. The Notes are unsecured and are initially jointly and severally guaranteed by substantially all of the Company’s domestic subsidiaries.
Prior to June 1, 2012, the Company may redeem some or all of the Notes at a “make whole” redemption price. In addition, prior to June 1, 2010, the Company may redeem up to 35% of the Notes with the proceeds of certain equity offerings.
The Notes were issued under an Indenture dated as of May 29, 2007, among the Company, certain subsidiary guarantors and U.S. Bank National Association, as Trustee (the “Indenture”). The Indenture contains customary restrictive covenants and default provisions for an issue of senior notes of this nature. A copy of the Indenture is filed with this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference.
The Notes were issued pursuant to a private placement and are expected to be resold by the initial purchasers under Rule 144A and Regulation S under the Securities Act of 1934.
Additionally, the Company and certain subsidiary guarantors entered into a Registration Rights Agreement with the initial purchasers of the Notes, dated as of May 29, 2007, pursuant to which the Company and the subsidiary guarantors will file an exchange offer registration statement to exchange the Notes for publicly registered notes with identical terms or, under certain circumstances, file a shelf registration statement to cover resales of the Notes. A copy of the Registration Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 4.2 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement
The proceeds of the offering of the Notes, together with cash on hand, were used to repay the obligations under the Term Loan. In accordance with such repayment, the Term Loan was terminated on May 29, 2007. The information with respect to the Term Loan set forth in Item 1.01 of this report is incorporated into this Item 1.02 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
As set forth in Item 1.01 of this report, on May 29, 2007 the Company issued $500 million in 6 1/2% Senior Notes due 2017. The information set forth in Item 1.01 of the report with respect to the issuance and the terms of such Notes is incorporated into this Item 2.03 by reference.

ITEM 9.01. Financial Statements and Exhibits
     (c)    Exhibits.

4.1	Indenture relating to the 6 1/2% Senior Notes due 2017, dated as of May 29, 2007, among Tesoro Corporation, certain subsidiary guarantors and U.S. Bank National Association, as Trustee (including form of note).

4.2	Registration Rights Agreement relating to the 6 1/2% Senior Notes due 2017, dated as of May 29, 2007, among Tesoro Corporation, certain subsidiary guarantors and Lehman Brothers Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Greenwich Capital Markets, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2007

TESORO CORPORATION

	By:	/s/ Charles S. Parrish
Charles S. Parrish
Senior Vice President, General Counsel and Secretary

Index to Exhibits

Item
Number	Exhibit

4.1	Indenture relating to the 6 1/2% Senior Notes due 2017, dated as of May 29, 2007, among Tesoro Corporation, certain subsidiary guarantors and U.S. Bank National Association, as Trustee (including form of note).

4.2	Registration Rights Agreement relating to the 6 1/2% Senior Notes due 2017, dated as of May 29, 2007, among Tesoro Corporation, certain subsidiary guarantors and Lehman Brothers Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Greenwich Capital Markets, Inc.

6